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                                                                     EXHIBIT 8.1

                                                                 AUGUST 25, 1995

ADOBE SYSTEMS INCORPORATED
1626 CHARLESTON ROAD
MOUNTAIN VIEW, CALIFORNIA 94039-7900

LADIES AND GENTLEMEN:

    We have acted as counsel for Adobe Systems Incorporated, a California corporation ("Adobe"), in connection with the preparation, execution and delivery of the Agreement and Plan of Merger and Reorganization, dated as of June 22, 1995 (the "Merger Agreement"), among Adobe, J Acquisition Corporation, a California corporation ("Merger Sub"), and Frame Technology Corporation, a California corporation ("Frame"), and documents related or incidental thereto and transactions to be effected thereunder. Unless otherwise defined, capitalized terms used herein have the meanings assigned to them in the Merger Agreement.

    The Merger Agreement provides that, at the Effective Time, Merger Sub will be merged with and into Frame (the "Merger") and, as reasonably practicable after the Effective Time, Frame will be merged with and into Adobe (the "Upstream Merger"). Section 8.04 of the Merger Agreement allows Adobe to amend the Merger Agreement to remove the Upstream Merger or to cause the acquisition of Frame by Adobe to be effected solely by means of a forward merger of Frame with and into Adobe (the "Forward Merger" -- the Merger followed by the Upstream Merger, the Merger, and the Forward Merger are collectively referred to as the "Transactions"). You have requested our opinion that whichever is effectuated of
(i) the Merger followed by the Upstream Merger (ii) the Merger, or (iii) the Forward Merger will constitute a reorganization within the meaning of section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

    In delivering this opinion, we have reviewed and relied upon facts and descriptions set forth in the Registration Statement, the Merger Agreement and related documents pertaining to the Transactions. We also have relied upon certificates of officers of Adobe and Frame (the "Officers' Certificates"), and we have assumed that the Officers' Certificates will be updated by certificates of officers of Adobe and Frame (the "Updating Certificates") as of the Effective Time. We have assumed that the Officers' Certificates, respectively, have been executed and delivered by appropriate officers of Adobe and Frame and are true and correct on the date hereof. We also have assumed that the Updating Certificates, respectively, will be executed and delivered by appropriate officers of Adobe and Frame and will be true and correct on the Effective Date. In addition, we have assumed that all statements to be made in the Officers' Certificates and the Updating Certificates (collectively, the "Certificates") "to the best of the knowledge" of any person or party will be correct as if made without such qualification.

    Based upon the foregoing, and taking into account such consideration as we deem relevant, we are of the opinion that, if the Merger followed by the Upstream Merger, the Merger, or the Forward Merger, whichever is effectuated, is completed in accordance with the terms and conditions of the Merger Agreement, for United States federal income tax purposes:

    (a) Whichever is effectuated of the Merger followed by the Upstream Merger, the Merger, or the Forward Merger will constitute a reorganization within the meaning of section 368 of the Code.

    (b) The discussion entitled "Certain Federal Income Tax Consequences" in the Prospectus constituting a part of the Registration Statement, insofar as it relates to statements of law or legal conclusions, is correct in all material respects.

    We hereby consent to the use of our name under the heading "Certain Federal Income Tax Consequences" in the prospectus and to the filing of this opinion as
Exhibit 8.1 to the Registration Statement.

    This opinion is based on current United States federal income tax law, and we do not undertake to advise you as to any future changes in United States
federal   income  tax  law  that  may  affect  this  conclusion  unless  we  are specifically retained to do so.
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    This opinion  has been  delivered to  you solely  for the  purpose of  being included as an exhibit to the Registration Statement. It may not be relied upon for any other purpose or by any other person or entity and may not be made available to any other person or entity without our prior written consent.

                                          Very truly yours,

                                          SHEARMAN & STERLING
A.C.G.
L.E.C.
P. B.C.